American Renal Associates Holdings, Inc. Provides Update on Audit Committee Review and Announces Organizational Changes
Company to Restate Certain Financial Results
Company Announces Resignation of Jason Boucher as Chief Financial Officer and Appointment of Mark Herbers as Interim Chief Financial Officer
Company Remains Committed to Providing High Quality Care to Patients, Together with its Physician Partners
BEVERLY, MA (March 27, 2019) - American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading provider of outpatient dialysis services, today announced an update with respect to the previously disclosed review that is being conducted by the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of the Company. The Company also announced the resignation of Jason Boucher as Vice President and Chief Financial Officer, effective March 26, 2019, and the appointment of Mark Herbers to the role of Interim Chief Financial Officer and Interim Chief Accounting Officer, effective March 26, 2019.
Update on the Review Being Conducted by the Audit Committee of the Board of Directors and Restatement
On March 21, 2019, the Board concluded that the Company’s previously issued consolidated financial statements and other financial data for the fiscal years ended December 31, 2014, 2015, 2016 and 2017 contained in its Annual Reports on Form 10-K for the years ended December 31, 2016 and 2017, and its condensed consolidated financial statements for the quarters and year-to-date periods ended March 31, June 30 and September 30, 2016; March 31, June 30 and September 30, 2017; and March 31, June 30 and September 30, 2018 contained in its Quarterly Reports on Form 10-Q (collectively, the “Non-Reliance Periods”) should be restated and should no longer be relied upon for the reasons described below. The Board also determined that the Company’s disclosures related to such financial statements and related communications issued by or on behalf of the Company with respect to the Non-Reliance Periods, including management’s assessment of internal control over financial reporting, should no longer be relied upon. The determination by the Board was made upon the recommendation of the Audit Committee as a result of the review described below.
As previously disclosed, in October 2018, the Staff of the Securities and Exchange Commission (“SEC”) requested that the Company voluntarily provide documents and information relating to certain revenue recognition, collections and related matters. Following receipt of the SEC request, the Company responded by producing documents and information to the Staff and expects to continue to cooperate with the SEC by providing additional documents and information to the Staff in the future. In addition, as previously disclosed in the Company’s Current Report on Form 8-K filed March 8, 2019, the Audit Committee began an examination of the Company’s revenue recognition methodology and related accounting matters, such as internal control over financial reporting related to revenue recognition and related matters, with the assistance of legal counsel that reports to the Audit Committee, as well as independent accounting advisors retained by the Audit Committee’s counsel.
The Audit Committee’s review is continuing. The principal findings to date include the following:

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In recording revenue based on expected payments from third-party payers during the Non-Reliance Periods, the Company did not appropriately reconcile its contractual allowance estimates for discounts and price concessions with cash subsequently received in respect of prior period patient claims. In addition, the Company did not record a reserve for uncollectible accounts across all of its payer categories during the Non-Reliance Periods. Based on its review to date, the Company currently estimates that the cumulative, net impact of these matters on operating income and income before income taxes over the Non-Reliance Periods as a whole will be between negative $5 million and positive $5 million. Consistent with the Company’s historical reporting convention, these operating income and income before income tax estimates are presented before net income attributable to noncontrolling interests. This current cumulative estimate reflects an estimated impact on operating income and income before income taxes of:

•	negative $13-23 million for the fiscal year ended December 31, 2018, which has not yet been reported, and negative $15-25 million for the previously reported nine months ended September 30, 2018;

•	negative $10-20 million for the fiscal year ended December 31, 2017;

•	positive $16-26 million for the fiscal year ended December 31, 2016;

•	positive $8-18 million for the fiscal year ended December 31, 2015; and

•	a relatively neutral impact for the fiscal year ended December 31, 2014.

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The Company also estimates that the cumulative, net impact of these matters on operating income and income before income taxes for the fiscal year ended December 31, 2013 and prior fiscal years is a positive $14-24 million, which, before the effect of income tax expense (benefit) and change in the difference between the redemption value and estimated fair value of noncontrolling interests, would result in a reduction of accumulated deficit in an equivalent amount for the Non-Reliance Periods as a whole. In addition, the Company expects the impact on net accounts receivable as of the end of each fiscal year included in the Non-Reliance Periods to be material and estimates that the impact on net accounts receivable as of September 30, 2018, the last balance sheet reported by the Company, to be a positive $11-21 million. The Company has not yet finalized its quantification of the impact for the fiscal periods described above, nor has it finalized its quantification of the impact for individual fiscal quarters within the Non-Reliance Periods.

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In addition, the Audit Committee continues to review additional accounting matters having to do with revenue recognition and accrued expenses and other current liabilities for the Non-Reliance Periods as they relate to revenue recognition. The Company continues to quantify the impact of these matters for the Non-Reliance Periods, which could be material to accrued expenses and other current liabilities and to operating income and income before income taxes for the Non-Reliance Periods. For the avoidance of doubt, any impact of these matters is not included in the estimated cumulative, net impact, or the impact for any of the fiscal periods described above, of expected corrections to contractual allowances and reserves for uncollectible accounts described above.

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The findings of the Audit Committee’s review are also expected to require revised calculations of related metrics such as revenue per treatment and days sales outstanding throughout the Non-Reliance Periods. The restated amounts and metrics may have an ancillary impact on other reported amounts in the financial statements.

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As a result of the foregoing, the Company’s consolidated financial statements for the Non-Reliance Periods were not prepared in accordance with generally accepted accounting principles ("GAAP") and should not be relied upon. In addition, the Company’s lack of adequate internal control over financial reporting relating to these matters for the Non-Reliance Periods constituted one or more material weaknesses in internal control over financial reporting.

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The scope of the Audit Committee’s review does not extend to the Company’s processes for the recording of cash in the Company’s financial statements. However, at this time, the Company has no reason to believe that cash has not been accurately recorded on a consolidated basis or at the clinic level.

The preliminary findings described above:

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are solely based on a preliminary analysis provided to the Company by the Audit Committee and are subject to further analysis by the Audit Committee and its advisors, the Company and the Company’s independent registered public accounting firm; and

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have not yet been verified or confirmed by the Company’s independent registered public accounting firm, and, therefore, no assurances can be provided by the Company that these findings will not change.

As the Company previously announced, the Company has delayed the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”). The Company intends to file restated results for the Non-Reliance Periods as soon as practicable.
The Company is evaluating the impact of the matters described above on its internal control over financial reporting and disclosure controls and procedures and, as stated above, expects to report one or more material weaknesses in internal control over financial reporting related to these matters and to report that its internal control over financial reporting and disclosure controls and procedures were not effective as of the end of the Non-Reliance Periods, as applicable, as well as in subsequent periods until such material weakness or weaknesses are remediated. The Company will continue to evaluate and implement remedial measures to address any material weaknesses identified by management and by the review.
The Board, the Audit Committee and the Company’s management have discussed the matters disclosed above with the Company’s independent registered public accounting firm.
Resignation of Jason Boucher as Chief Financial Officer and Appointment of Mark Herbers as Interim Chief Financial Officer
The Company also announced that Jason Boucher has resigned as the Company’s Vice President and Chief Financial Officer, effective March 26, 2019. On March 26, 2019, Mr. Boucher entered into a Separation Agreement with the Company in connection with his departure from the Company (the “Separation Agreement”). As part of the Separation Agreement, Mr. Boucher has agreed to cooperate with and provide consulting services as reasonably requested by the Company following the effective date of his resignation.

On March 21, 2019, the Board authorized the appointment of Mark Herbers as Interim Chief Financial Officer and Interim Chief Accounting Officer, which appointment became effective on March 26, 2019. Mr. Herbers is expected to serve until the Company conducts a search and appoints a permanent chief financial officer and principal accounting officer. Mr. Herbers is currently employed as a Senior Director with AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP, in the Financial Advisory Services practice, where he has been employed since 2014. Mr. Herbers will continue to be employed by APS during the term of his service to the Company and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. AlixPartners, LLP had previously been engaged by the Company as part of its commitment to accelerating certain process improvements in revenue cycle accounting, and Mr. Herbers’ affiliation with APS reflects the Company’s continued focus on that effort.
Mr. Herbers has provided financial leadership and management to various healthcare providers and health systems. His expertise includes improving revenue cycle performance, addressing regulatory, reimbursement, financing and strategic planning matters and physician relations. Prior to joining APS, he served at FTI Consulting and its predecessor Cambio Health Solutions from 2004 to 2014, ultimately serving as Managing Director. Mr. Herbers has also served as President at Progressive Financial Services from 2002-2003, Director in Risk Advisory Services, Healthcare at KPMG from 1999-2002, Chief Financial Officer at Columbia LaGrange Memorial Hospital from 1997-1999, Chief Operating Officer and Chief Financial Officer at In Home Health Care from 1997-1998 and Chief Financial Officer at Silver Cross Hospital from 1993-1996. Prior to that time, Mr. Herbers held a number of other finance and accounting positions. Mr. Herbers received an M.B.A. from Washington University in St. Louis and a B.A. from Georgetown University.
About American Renal Associates
American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of December 31, 2018, ARA operated 241 dialysis clinic locations in 27 states and the District of Columbia serving approximately 16,500 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.
Forward-Looking Statements
Statements in this press release that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Audit Committee’s review and related matters, are based upon currently available information, operating plans and projections about future events and trends. Terminology such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include: that the Audit Committee’s review of the matters described above is ongoing, including with respect to the amounts at issue and the periods to which they relate; that the Audit Committee’s review of the matters described above may take longer to complete than currently anticipated; that the Company may take longer to file its 2018 Form 10-K than currently anticipated; that the 2018 Form 10-K expects to include restatements of the Company’s financial statements for prior periods; and that the Company expects to report one or more material weaknesses in the Company’s internal control over financial reporting and to conclude that its disclosure controls and procedures required by the Securities Exchange Act of 1934 were not effective.

As discussed above, the Company’s 2018 Form 10-K is expected to include information about previously reported periods that varies materially from the information provided in the past with respect to some or all of those periods, and the 2018 Form 10-K is expected to include information that varies, possibly materially, from expectations for the fourth quarter and year ended December 31, 2018. For additional information and other factors that could cause the Company’s actual results to materially differ from those set forth herein, please see the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Darren Lehrich
Telephone: (978) 522-6063; Email: dlehrich@americanrenal.com

Press Contact
Anntal Silver, Kekst CNC
Telephone: (212) 521-4849; Email: anntal.silver@kekstcnc.com